EXHIBIT 5



                [Letterhead of Silver, Freedman & Taff, L.L.P.]



                               December 10, 1999



Board of Directors
Bay View Capital Corporation
1840 Gateway Drive
San Mateo, California 94404

Members of the Board:

      We have acted as counsel to Bay View Capital Corporation ("Bay View") in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-8 under the Securities Act of 1933 (the "Registration Statement") relating to 500,000 shares of Bay View's common stock, par value $0.01 per share (the "Common Stock"), offered pursuant to Bay View's Amended and Restated 1995 Stock Option and Incentive Plan (the "Plan"). In this connection, we have reviewed the Plan, Bay View's Certificate of Incorporation, its Bylaws, and resolutions of its Board of Directors.

      Based upon the foregoing, it is our opinion that the shares of Common Stock covered by the Registration Statement will, when and if issued and paid for in accordance with the Plan, be legally issued, fully paid and non-assessable shares of Common Stock of Bay View.

      We hereby consent to the inclusion of our opinion as Exhibit 5 of this Registration Statement on Form S-8. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                          Very truly yours,


                                          /s/ SILVER, FREEDMAN & TAFF, L.L.P.